Exhibit 99.1

Tel-Instrument Electronics Corp Announces Continued Improvement in Second Quarter FY 2012

CARLSTADT, N.J.--(BUSINESS WIRE)--November 16, 2011--Tel-Instrument Electronics Corp (NYSE Amex: TIK) announced continued sales and income growth for the three and six months ended September 30, 2011.

For the second quarter ended September 30, 2011, revenues increased 20.2% to $3,674,354, compared to $3,055,933 in the second quarter ended September 30, 2010. The Company achieved net income of $103,316, or $0.04 per share in the second quarter of fiscal 2012 compared to a net loss of $87,994 or a loss of $0.03 per share in the second quarter of fiscal 2011. In the first half of fiscal 2012, revenues grew 39.1% to $7,664,565 as compared to revenue of $5,511,213 for the same period in the prior year. Tel reported net income of $279,165 or $0.10 per share in the first six months of fiscal 2012, compared to a net loss of $363,406 or a loss of $0.14 per share in the first six months of fiscal 2011. The Company’s backlog has increased to approximately $47 million at September 30, 2011 as compared to approximately $33 million a year ago.

Jeff O’Hara, President and CEO of Tel Instrument stated, “During the last four quarters, Tel-Instrument Electronics Corp has achieved several key milestones including: (1) a return to sustained profitability; (2) the conclusion of Navy validation testing for the CRAFT 708 test set; (3) the substantial completion of testing for the TS-4530A program; and (4) the move to new larger and more modern production facilities.

“The Company is expected to begin production shipments on its $16.2 million CRAFT 708 order next month and should begin production shipments on the TS-4530A program in January 2012. Absent any unexpected delays or regulatory issues, revenues in the fourth quarter of the current fiscal year are expected to approximately double from current levels as volume shipments of these new products come on line. It should be noted that gross margins on these new products will decline from historical levels for the next several years as these contracts were competitively awarded in a winner take all scenario. Nonetheless, given the largely fixed cost structure of our business, and the ongoing decline in engineering expenses as a result of the completion of the major programs, this significant revenue increase should translate into strong bottom line operating results starting in the fourth quarter of the current fiscal year.”

We hope to see shareholders at the Annual Shareholder Meeting at our new facilities at One Branca Road, East Rutherford, NJ 07073 on December 14, 2011 starting at 4:00 p.m.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT:
Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau, 203-972-9200
jnesbett@institutionalms.com